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Exhibit 99.1

FOR IMMEDIATE RELEASE May 5, 2005	CONTACT: Geoff High Pfeiffer High Investor Relations, Inc. 303-393-7044

DYNAMIC MATERIALS REPORTS FIRST QUARTER FINANCIAL RESULTS

Selected Highlights

  •
  Income from continuing operations up 306% on 72% increase in revenue

  •
  Backlog at Explosive Metalworking Group increases to all-time high $34.1 million on record single-quarter bookings

  •
  Gross profit margin increases to 27% from 22% in year-ago quarter

  •
  AMK Welding division prepares for significant ramp-up in production

        BOULDER, Colo. May 5, 2005—Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world's leading provider of explosion-bonded clad metal plates and associated services, today reported financial results for the first quarter ended March 31, 2005.

        First quarter sales advanced 72% to $17.5 million from $10.2 million in the first quarter of 2004. Gross profit margin increased to 27% from 22% in last year's first quarter, reflecting a more favorable absorption of fixed manufacturing expenses within the European operations of the Company's Explosive Metalworking Group. Income from operations increased 247% to $2.7 million from $0.8 million in the first quarter last year. Net income increased 692% to $1.6 million, or $0.28 per diluted share, versus net income of $0.2 million, or $0.04 per diluted share, in the comparable year-ago quarter. Net income in last year's first quarter was impacted by a $0.2 million loss from discontinued operations, which resulted from operating losses by the Company's former Spin Forge division.

Explosive Metalworking Group

        Sales at DMC's Explosive Metalworking Group advanced 76% to $17.0 million from $9.7 million in last year's first quarter. Operating income in the quarter increased to $2.8 million from $0.8 million in the comparable period last year. Record first quarter bookings, which included a $5.3 million order for work on a nickel hydrometallurgy project in New Caledonia, helped fuel a 24% sequential increase in the Group's order backlog. At March 31, 2005, backlog totaled an all-time high $34.1 million compared with the previous high of $27.5 million at December 31, 2004.

AMK Welding

        Sales from the Company's AMK Welding division increased 9% to $0.54 million from $0.50 million in the first quarter last year. The division reported an operating loss of $0.11 million versus an operating loss of $0.05 million in the 2004 first quarter. The increased operating loss reflects greater spending by the division as it prepares for a significant ramp-up in business activity. AMK is expecting the second-quarter commencement of production work on a customer's ground-based turbine program. As a result, management expects marked improvement in AMK's sales and operating results during the remaining quarters of fiscal 2005.

Management Commentary

        Yvon Cariou, president and CEO, stated, "We remain very encouraged by the robust sales and production activity being reported across all segments of our Explosive Metalworking Group. Our achievement of both record bookings and solid revenue growth in the same quarter is indicative of the current strength of our business. Improving economic conditions in our primary target markets is clearly having a positive impact on demand."

        Cariou added, "We also are encouraged by the upcoming increase in activity at our specialty welding business. AMK played an important role in the development of a customer's ground-based turbine product, and will now participate in the commercial production phase. This step-up in activity should make 2005 a strong year for AMK."

        "In addition to our emphasis on revenue and earnings growth, we also are focused on strengthening our balance sheet. In the coming quarters, we will work to further reduce our current debt levels."

About Dynamic Materials Corporation

        Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products include explosion-bonded clad metal plates and other metal fabrications for use in a variety of industries, including petrochemicals, refining, hydrometallurgy, aluminum smelting and shipbuilding. The Company operates two business segments: the Explosive Metalworking Group, which uses proprietary explosive processes to fuse dissimilar metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. With more than 30 years of international experience, DMC has captured a commanding share of the worldwide market for explosion-bonded clad metals. For more information, visit the Company's website at www.dynamicmaterials.com.

        Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the Company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2004.

(Financial tables follow)

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(Dollars in Thousands, Except Per Share Data)
(unaudited)

	2005	2004
NET SALES	$17,510	$10,160
COST OF PRODUCTS SOLD	12,860	7,895

Gross profit	4,650	2,265

COSTS AND EXPENSES:
General and administrative expenses	809	727
Selling expenses	1,126	756

Total costs and expenses	1,935	1,483

INCOME FROM OPERATIONS OF CONTINUING OPERATIONS	2,715	782
OTHER INCOME (EXPENSE):
Other income	5	5
Interest expense	(86)	(124)
Interest income	4	4

INCOME BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	2,638	667
INCOME TAX PROVISION	990	261

INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS	1,648	406
LOSS FROM OPERATIONS OF DISCONTINUED OPERATIONS,
NET OF TAX	—	(198)

NET INCOME	$1,648	$208

INCOME (LOSS) PER SHARE—BASIC:
Continuing operations	$0.31	$0.08
Discontinued operations	—	(0.04)

Net income	$0.31	$0.04

INCOME (LOSS) PER SHARE—DILUTED:
Continuing operations	$0.28	$0.08
Discontinued operations	—	(0.04)

Net income	$0.28	$0.04

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—
Basic	5,347,130	5,089,549

Diluted	5,930,550	5,366,934

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash and cash equivalents	$1,523	$2,404
Accounts receivable, net	12,539	13,936
Inventories	8,424	8,000
Other current assets	1,232	1,906

Total current assets	23,718	26,246
Property, plant and equipment, net	11,763	11,844
Other long-term assets	5,690	5,663

Total assets	$41,171	$43,753

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,014	$6,041
Other current liabilities	3,979	4,519
Bank lines of credit	171	3,216
Current portion of long-term debt	2,169	3,186

Total current liabilities	12,333	16,962
Long-term debt	2,797	2,906
Other long-term liabilities	3,773	3,815
Stockholders' equity	22,268	20,070

Total liabilities and stockholders' equity	$41,171	$43,753

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(Dollars in Thousands)
(unaudited)

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations	$1,648	$406
Adjustments to reconcile income from continuing operations to net cash provided by operating activities—
Depreciation and amortization	366	342
Provision for deferred income taxes	(14)	256
Tax benefit related to stock options	214	—
Change in working capital, net	27	343

Net cash flows provided by operating activities	2,241	1,347
CASH FLOWS FROM INVESTING ACTIVITIES:
Payment received on other receivable	874	—
Acquisition of property, plant and equipment	(577)	(490)
Change in other non-current assets	91	6

Net cash flows provided by (used in) investing activities	388	(484)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings/(repayments) on lines of credit, net	(3,170)	100
Payments on long-term debt	(907)	(558)
Net proceeds from issuance of common stock	620	12
Other cash flows from financing activities	4	4

Net cash flows used in financing activities	(3,453)	(442)

EFFECTS OF EXCHANGE RATES ON CASH	(57)	(19)
CASH FLOWS USED IN DISCONTINUED OPERATIONS	—	(401)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(881)	1
CASH AND CASH EQUIVALENTS, beginning of the period	2,404	522

CASH AND CASH EQUIVALENTS, end of the period	$1,523	$523

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DYNAMIC MATERIALS REPORTS FIRST QUARTER FINANCIAL RESULTS